UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 1, 2009

GMX RESOURCES INC.

(Exact name of registrant as specified in its charter)

Oklahoma	001-32977	73-1534474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Benham Place 9400 North Broadway, Suite 600 Oklahoma City, OK	73114
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 600-0711

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As previously reported, on October 16, 2009, GMX Resources Inc. (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) with Kinder Morgan Endeavor LLC (“KME”), an affiliate of Kinder Morgan Tejas Pipeline LLC and Kinder Morgan Energy Partners, L.P. Pursuant to the Purchase Agreement, the Company agreed (i) to contribute, and to cause its wholly-owned subsidiary, Endeavor Pipeline Inc. (“Endeavor”), to transfer, materially all of the assets comprising the Company’s natural gas gathering business, including high and low pressure steel natural gas pipelines, compression and related equipment, inventory, certain contract rights, certain permits and certain interests in real property of the Company used for pipeline operations, to a new entity, Endeavor Gathering LLC (the “JV Entity”), in exchange for a 100% membership interest in the JV Entity; and (ii) following such transactions, to sell a 40% membership interest in the JV Entity to KME for $36 million (the “Purchase Price”). These transactions were closed and completed effective as of November 1, 2009.

In connection with the sale of the 40% membership interest in the JV Entity to KME pursuant to the Purchase Agreement, KME and the Company entered into an Amended and Restated Limited Liability Company Agreement for the JV Entity (the “LLC Agreement”). The LLC Agreement governs the prospective management of the JV Entity and the rights of the Company and KME as members of the JV Entity. It generally provides for decisions to be made by a board consisting of two representatives, one appointed by each member, by agreement of both board representatives. While the Company owns 60% and KME owns 40% of the aggregate membership interests in the JV Entity, KME is entitled to receive 80% of the distributions of available cash from the JV Entity until the future point in time at which KME has received cumulative distributions from the JV Entity equal to the Purchase Price plus the sum of any other capital contributions made to the JV Entity by KME. The Company and KME have agreed to periodically contribute to the JV Entity, in proportion to their 60% and 40% membership interests, respectively, the amount of capital necessary to enable the JV Entity to connect future wells drilled and completed by the Company in Harrison and Panola Counties, Texas, to the JV Entity’s natural gas gathering system, subject to certain limitations.

At the closing of the transactions described in the Purchase Agreement, Endeavor and the JV Entity entered into a Pipeline Operating Agreement (the “Pipeline Operating Agreement”) pursuant to which Endeavor has been appointed as the operator of the natural gas gathering system owned by the JV Entity. Pursuant to the Pipeline Operating Agreement, Endeavor will manage the day-to-day pipeline operations associated with the natural gas gathering system, including the receipts of natural gas from the Company’s wells into the gathering system and deliveries of such natural gas downstream of the gathering system, the maintenance of the gathering system and the oversight of any expansion of the gathering system that may occur. In exchange for providing these services, Endeavor will be reimbursed by the JV Entity for the costs it incurs in providing such services in the manner described in the Pipeline Operating Agreement.

Additionally, the Company, Endeavor and the JV Entity entered into a Gas Gathering Agreement (the “Gathering Agreement”) pursuant to which the JV Entity has agreed to gather, compress (if applicable) and transport on the JV Entity’s natural gas gathering system all natural gas produced from the Company’s wells that are connected to such system now or in the future, in exchange for the payment by the Company and Endeavor of certain gathering and compression fees. Under the Gathering Agreement, the Company has retained a first right of access to the natural gas gathering systems contributed to the JV Entity. Additionally, the Company has dedicated to the JV Entity all of the production from the existing and any future acreage held by the Company in Harrison and Panola Counties, Texas, subject to certain exceptions. As part of such acreage dedication, the Company and Endeavor have agreed to ensure that a minimum volume of gas from the dedicated acreage will be gathered by the JV Entity’s natural gas gathering systems, with the Company and Endeavor obligated to make certain shortfall payments to the JV Entity in the event such minimum volume commitments are not met.

The foregoing descriptions of the LLC Agreement, Pipeline Operating Agreement and Gathering Agreement are qualified in their entirety by reference to the copies of such agreements filed as exhibits to this Report.

Item 2.01	Completion of Acquisition or Disposition of Assets.

Effective as of November 1, 2009, in connection with the consummation of the transactions contemplated in the Purchase Agreement and as described in Item 1.01 above, the Company disposed of a 40% membership interest in the JV Entity in exchange for a $36 million payment from KME. While not required, the Company is including disclosure under this Item 2.01 for purposes of completeness.

Item 8.01	Other Events.

On November 2, 2009, the Company issued a press release to announce the closing of the transactions contemplated in the Purchase Agreement. The press release is filed as Exhibit 99.1 to this report and is hereby incorporated into this Item 8.01.

Item 9.01	Financial Statements and Exhibits.

See the Index to Exhibits for information regarding the exhibits filed as a part of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GMX RESOURCES INC.

By:	/S/ JAMES A. MERRILL
James A. Merrill, Chief Financial Officer

Date: November 5, 2009

INDEX TO EXHIBITS

10.1	Amended and Restated Limited Liability Company Agreement of Endeavor Gathering LLC dated effective November 1, 2009, between GMX Resources Inc. and Kinder Morgan Endeavor LLC.

10.2	Pipeline Operating Agreement dated effective November 1, 2009, between Endeavor Gathering LLC and Endeavor Pipeline Inc.

10.3	Gas Gathering Agreement dated effective November 1, 2009, among GMX Resources Inc., Endeavor Pipeline Inc. and Endeavor Gathering LLC.

99.1	Company Press Release dated November 2, 2009.

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